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                                                                     EXHIBIT 11

                          Noven Pharmaceuticals, Inc.
                       Computation of Earnings per Share
                    (in thousands except per share amounts)

                                                              2000        1999        1998
                                                            --------    --------    --------
         BASIC EARNINGS (LOSS):

         Net income (loss)                                  $ 19,634    $ 10,460    $ (4,079)

         Weighted average number
            of common shares outstanding                      21,914      21,508      21,013
                                                            ========    ========    ========
         Basic earnings (loss) per share                    $   0.90    $   0.49    $  (0.19)
                                                            ========    ========    ========


         DILUTED EARNINGS (LOSS):
         Net income (loss)                                  $ 19,634    $ 10,460    $ (4,079)

         Weighted average number
            of common shares outstanding                      21,914      21,508      21,013
         Potential dilution on exercise
            of stock options                                   1,335         389          --
                                                            --------    --------    --------
         Weighted average number
            of common shares outstanding, as adjusted         23,249      21,897      21,013
                                                            ========    ========    ========
         Diluted earnings (loss) per share                  $   0.84    $   0.48    $  (0.19)
                                                            ========    ========    ========